Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226381

$300,000,000

3.125% Senior Notes Due 2022

SUMMARY OF TERMS

Security:	3.125% Senior Notes Due 2022 (the “2022 Notes”)

Issuer:	Edison International (EIX)

Principal Amount:	$300,000,000

Expected Ratings of Securities*:	Baa3 / BBB- / BBB- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	November 14, 2019

Settlement Date**:	November 19, 2019 (T+3)

Maturity Date:	November 15, 2022

Benchmark US Treasury:	1.625% due November 15, 2022

Benchmark US Treasury Price:	100-02 3⁄4

Benchmark US Treasury Yield:	1.596%

Spread to Benchmark US Treasury:	T + 155 basis points

Reoffer Yield:	3.146%

Coupon:	3.125% per annum

Coupon Payment Dates:	May 15 and November 15

First Coupon Payment Date:	May 15, 2020 (short first coupon)

Public Offering Price:	99.941% of Principal Amount

Optional Redemption:	Callable at any time prior to October 15, 2022, in whole or in part, at a “make whole” premium of T + 25 basis points. At any time on or after October 15, 2022, callable, in whole or in part, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	281020 AP2 / US281020AP 29

Joint Book-Running Managers:

Barclays Capital Inc. (“Barclays”)

Citigroup Global Markets Inc. (“Citigroup”)

SunTrust Robinson Humphrey, Inc. (“SunTrust Robinson Humphrey”)

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC MFR Securities, Inc. Penserra Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2022 Notes on the Trade Date will be required, by virtue of the fact that the 2022 Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, Citigroup at 1-800-831-9146 or SunTrust Robinson Humphrey at 1-800-685-4786.